AMENDMENT NO. 4

TO THE SUBADVISORY AGREEMENT

This Amendment No. 4 (the “Amendment”), made and entered into as of November 20, 2019, is made a part of the Subadvisory Agreement between Columbia Management Investment Advisers, LLC, a Minnesota limited liability company (“Investment Manager”) and Dimensional Fund Advisors LP, a Delaware limited partnership (“Subadviser”), dated September 23, 2011, as amended December 5, 2013, June 5, 2014, and January 30, 2019 (the “Agreement”).

WHEREAS, Investment Manager and Subadviser desire to amend the Agreement, including Schedule A thereto.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.	Schedule A. Schedule A to the Agreement shall be, and hereby is, deleted and replaced with the Schedule A attached hereto.

[REMAINDER OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the day and year first above written.

Columbia Management Investment Advisers, LLC		Dimensional Fund Advisors LP By: Dimensional Holdings Inc., its General Partner

By:	/s/ David Weiss	By:	/s/ Carolyn O
	Signature		Signature

Name:	David Weiss	Name:	Carolyn O
	Printed		Printed

Title:	Assistant Secretary	Title:	Vice President

AMENDMENT NO. 4

TO THE SUBADVISORY AGREEMENT

SCHEDULE A

[SCHEDULE LISTING FUNDS AND FEE RATES OMITTED]

Date:    November 20, 2019